Exhibit 10.1

DESCRIPTION OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

EFFECTIVE JANUARY 1, 2008
(updated February 2008)

The following is a description of the compensation payable to non-employee Directors of Zenith National Insurance Corp. (the “Company”) effective January 1, 2008.  It is provided pursuant to Paragraph 10(iii) to Item 601(b) of Regulation S-K, which requires a written description of a compensatory arrangement when no formal document contains the compensation information.

Directors of the Company are elected annually.

Employee Directors receive no additional compensation for serving on the Board of Directors.  Non-employee Directors are compensated as follows:

For service as a Director:

An annual cash fee of $90,000 plus an annual award of 2,500 shares of restricted Company Common Stock to be granted under the Company’s 2004 Restricted Stock Plan after each annual election (or a prorated number of shares if a Director is appointed other than at the Annual Meeting of Stockholders).  833 shares of each such award vest on each on the first two anniversaries of the award date and 834 shares vest on the third anniversary of the award date, provided the recipient is serving as a Director on the applicable anniversary date.

In addition to the above compensation, the following cash fees are paid for committee service:

Committee:	An annual cash fee of $40,000

Audit Committee Chair:	An annual cash fee of $50,000 (in lieu of audit committee fee)